Exhibit 5.1

201 South Main Street Suite 1800 Salt Lake City, Utah 84111 Telephone 801.532.1234 Facsimile 801.536.6111	Mark E. Lehman Direct Dial (801) 532-1234 E-Mail MLehman@parsonsbehle.com

September 13, 2012

Board of Directors

inContact, Inc.

7730 S. Union Park Ave., Suite 500

Salt Lake City, Utah 84047

Re:	Offer and Sale of Shares under Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to inContact, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to 8,000,000 shares, which includes 1,000,000 shares subject to the underwriters’ over-allotment option (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, all of which authorized and unissued shares are to be offered and sold by the Company pursuant to the Registration Statement on Form S-3, File No. 333-177554 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and related prospectus, dated November 3, 2011, as supplemented by the prospectus supplement dated September 13, 2012 relating to the offer and sale of the Shares (as so supplemented, the “Prospectus”).

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate of Incorporation”); (ii) the Bylaws of the Company, as amended through the date hereof (the “Bylaws”); (iii) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Shares; and (iv) the Registration Statement. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

Board of Directors

inContact, Inc.

September 13, 2012

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Parsons Behle & Latimer

Parsons Behle & Latimer

MEL/ch